Exhibit 19.1

Adopted March 5, 2025

CompX International Inc.

Insider Trading Policy

1.Purpose

The board of directors of CompX International Inc. has adopted this Insider Trading Policy (the “Policy”) to promote compliance with U.S. federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) engaging in transactions in the securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.

2.Persons and Securities Subject to the Policy

a.This Policy applies to all officers, directors and employees of the Company (as defined below). The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. This Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy, as described below.

b.The definition of the term Company in this Policy helps determine who is subject to this Policy. As used in this Policy, “Company” means CompX International Inc. and its subsidiaries.

c. The definition of the term Issuer in this Policy helps determine what securities are subject to this Policy. Each of the following is an “Issuer” within the meaning of this Policy:

i.the Company; and

ii.	each of the following publicly traded affiliates of the Company:

(A) NL Industries, Inc. (and its wholly owned subsidiaries); and

(B) Valhi, Inc. (and its wholly owned subsidiaries).

(See Section 11.d(iv) below regarding overlapping insider trading policies.)

d.As used in this Policy, “Securities” of a company means that company’s securities, including its common stock, options to purchase common stock, or any other type of securities (equity or debt) that such company may issue, including (but not limited to) preferred stock, debentures and warrants, as well as derivative securities that are not issued by it, such as exchange-traded put or call options or swaps relating to such company’s securities.

3.Transactions Subject to the Policy

This Policy applies to all transactions (including purchases, sales and gifts) in Securities of the Company and (as applicable) of other Issuers.

4.Individual Responsibility

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Securities of the Company, or (as applicable) of other Issuers, while in possession of material nonpublic information. Persons subject to this policy must not engage in illegal trading and must avoid the appearance of improper trading. Each individual is responsible for making sure that they comply with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail in Section 15 (Consequences of Violations).

5.Administration of the Policy

The corporate secretary of CompX International Inc. shall serve as the “Compliance Officer” for the purposes of this Policy and may delegate authority to administer the Policy.

6.Principal Statement of Policy

a. Trading in Issuer Securities and Disclosure of Non-public Information. It is the policy of the Company that no director, officer or other employee of the Company (or any other person designated as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly, or indirectly through family members or other persons or entities:

i. engage in transactions in Securities of the Company, or of any other Issuer with respect to which such nonpublic information is also material, in each case except as otherwise specified in this Policy in Section 12 (Rule 10b5-1 Plans);

ii.recommend that others engage in transactions in any Securities of the Company, or of any other Issuer with respect to which such nonpublic information is also material;

iii.disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or

iv.assist anyone engaged in the above activities.

(Important: Please make sure you are familiar with the additional procedural requirements in Sections 11.a and 11.b below, regarding Quarterly Trading Restriction (applicable to all employees, plus officers and directors) and Pre-Clearance Procedures (applicable to officers and directors).)

b. Trading in Securities of Other Companies. In addition, it is the policy of the Company that no director, officer or other employee of the Company (or any other person designated as subject to this Policy) who learns of material nonpublic information about a publicly traded company (including without limitation any affiliate of the Company not otherwise covered by this Policy) in the course of working or providing services for the Company may engage in transactions in that company’s securities until the information becomes public or is no longer material.

c. No Exceptions. There are no exceptions to this Policy, other than as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

7.Definition of Material Nonpublic Information

a. Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

●	a pending or proposed merger, acquisition, joint venture, tender offer or restructuring;
●	a pending or proposed acquisition or disposition of a significant asset;
●	significant related party transactions;
●	a change in dividend policy, the declaration of a stock split, or an offering of additional securities;
●	bank borrowings or other financing transactions out of the ordinary course;
●	a change in senior management;
●	development of a significant new product, process, or service;
●	pending or threatened significant litigation, or the resolution of such litigation; or
●	a significant cybersecurity incident, such as a data breach, or any other significant disruption in the company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure.

b. When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.

Once information is widely disseminated, it is still necessary to provide the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the close of business on the second day after the day on which the information is released. If, for example, the Company were to make a material announcement on a Monday, you should not trade in Securities of the Company until after the close of business on Wednesday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

8.Transactions by Family Members and Others

This Policy applies to your family members who reside with you (including a spouse, children, children away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Issuer Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Issuer Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Issuer Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

9.Transactions by Entities that You Influence or Control

This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

10.Transactions Under Company Plans

This Policy does not apply to the receipt of stock by directors under the Company’s Non-Employee Director Stock Plan. However, the Policy does apply to transactions in such stock following receipt by the director.

11.Additional Procedures

The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. Some of these additional procedures are applicable only to certain individuals, as described below.

a. Pre-Clearance Procedures. Officers and directors of the Company, as well as the Family Members and Controlled Entities of such persons, may not engage in any transaction in Securities of the Company or any other Issuer without first obtaining pre-clearance of the transaction from the Compliance Officer. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then they should refrain from initiating any transaction in the applicable Securities, and should not inform any other person of the restriction unless authorized by the Compliance Officer.

When a request for pre-clearance is made, the requestor should carefully consider whether they may be aware of any material nonpublic information about the Company or another Issuer, and should describe fully those circumstances to the Compliance Officer. The requestor should also indicate whether they have effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.

Pre-cleared transactions should be effected promptly. Requestors are encouraged, but not required, to refresh the request for pre-clearance if a pre-cleared transaction is not effected within five (5) business days after pre-clearance is received.

b.Quarterly Trading Restrictions. All officers, directors and employees of the Company, as well as their Family Members or Controlled Entities, may not conduct any transactions involving the Securities of the Company or any other Issuer (other than as specified by this Policy), during a “Restricted Period” that:

●	begins at the close of business on the day that is two weeks prior to the end of each fiscal quarter, and
●	ends at the close of business on the second business day following the date of the public release of the Company’s earnings results for that quarter.

In other words, these persons may only conduct transactions in Securities of the Company or any other Issuer during the “window period” beginning after the close of business on the second business day following the public release of the Company’s quarterly earnings and ending at the close of business on the day that is two weeks prior to the close of the next fiscal quarter.

c.Event-Specific Restricted Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Compliance Officer may not engage in transactions in Issuer Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the

Compliance Officer, designated persons should refrain from engaging in transactions in Issuer Securities even sooner than the quarterly Restricted Period described above. In that situation, the Compliance Officer may notify these persons that they should not trade in the Company’s Securities, without disclosing the reason for the restriction. The existence of an event-specific restricted period or the extension of a quarterly Restricted Period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Compliance Officer has not designated you as a person who should not engage in transactions in Issuer Securities due to an event-specific restricted period, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific restricted period.

d.Exceptions.

i.The quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions described above under Section 10 (Transactions Under Company Plans) as exceptions.

ii.The requirement for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under Section 12 (Rule 10b5-1 Plans).

iii.The Compliance Officer (or the person delegated authority by the Compliance Officer) in his/her discretion may approve other or further exceptions to these requirements on a case-by-case basis in certain very limited circumstances. Any request for an exception pursuant to this paragraph must be submitted in advance and in writing, and any approval must be in writing.

iv.With respect to transactions in securities of an Issuer other than the Company, if a person is subject to the insider trading policy of that Issuer, they do not need to separately comply with this Policy. For example, if a person who is a director of both NL Industries, Inc. and Kronos Worldwide, Inc. and desires to sell stock of Kronos Worldwide, Inc., they would only need to comply with the insider trading policy of Kronos Worldwide, Inc. (and not this Policy).

12.Rule 10b5-1 Plans

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Issuer Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, transactions in Issuer Securities may occur even when the person who has entered into the plan is aware of material nonpublic information. To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

13.Prohibition on Short Sales

Section 16(c) of the Exchange Act prohibits officers and directors of the Company from engaging in short sales of the Company’s Securities (i.e., the sale of a security that the seller does not own), regardless of whether they are aware of any material nonpublic information.

14.Post-Termination Transactions

This Policy continues to apply to transactions in Issuer Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not engage in transactions in Issuer Securities until that information has become public or is no longer material. The pre-clearance procedures specified under Section 11 (Additional Procedures) above, however, will cease to apply to transactions in Issuer Securities upon the expiration of any Restricted Period or other Company-imposed trading restrictions applicable at the time of the termination of service.

15.Consequences of Violations

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then engage in transactions in the Securities of the Company (or, as applicable, of other Issuers), is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities, as well as enforcement authorities in foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal of an employee for cause, whether or not the employee’s failure to comply results in a violation of law. A violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

16.Company Assistance

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Officer. The general counsel of the Company may also be contacted with questions regarding the Policy and to confirm the identity of the Compliance Officer or any other person delegated authority.